Cardiff Oncology to Present at H.C. Wainwright Global Life Sciences Conference
SAN DIEGO (March 3, 2021) – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company developing drugs to treat cancers with the greatest medical need for new treatment options, including KRAS-mutated colorectal cancer, pancreatic cancer, castrate-resistant prostate cancer and leukemias, today announced that the Company will present at the upcoming H.C. Wainwright Global Life Sciences Conference taking place March 9-10, 2021. The presentation will be available on-demand through the H.C. Wainwright conference portal, starting at 7 a.m. ET on Tuesday, March 9, 2021. The Company will also participate in one-on-one meetings with investors during the conference.
About Cardiff Oncology, Inc.

Cardiff Oncology is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need. Our goal is to overcome resistance, improve response to treatment and increase overall survival.  We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 (PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to enable assessment of patient response to treatment. We have three clinical programs that have demonstrated the safety and efficacy of onvansertib: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® (bevacizumab) in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in metastatic castration-resistant prostate cancer (mCRPC); and a Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML). A new Phase 2 trial of onvansertib in combination with nanoliposomal irinotecan, leucovorin and fluorouracil for the second-line treatment of patients with metastatic pancreatic ductal adenocarcinoma (PDAC) is planned for initiation in the first half of 2021. For more information, please visit https://www.cardiffoncology.com.

Cardiff Oncology Contact:
Vicki Kelemen
Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:

Karen O’Shea, Ph.D.
LifeSci Communications
929-469-3860
koshea@lifescicomms.com

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